Carol A. Wrenn
President
Animal Health Division
Alpharma Inc.

July 15, 2003

Dear Carol:

Alpharma Inc. (the "Company") recognizes that you are a valuable member of its Animal Health Division ("AHD") management team. It further recognizes the many difficult market and business challenges your team has faced in recent months and, most probably, will continue to face in future months. We want to encourage you to remain an integral part of implementing the strategy that has been, and will in the future be, developed for AHD. In order to ensure your interest in remaining an active part of the AHD team, I am offering to provide you with the incentives described in this letter (collectively, the "Incentive Package").

The Incentive Package consists of two elements. The first portion of the Incentive Package (Part I below) will be granted to you upon your acceptance of this offer. In addition, while the Company has no present plans to sell or otherwise dispose of AHD, in order to allow you to proceed with the implementation of the strategy for AHD without undue concern for such an event, a second portion of the Incentive Package (Part II below) shall be granted to you contingent upon the consummation of the purchase of all, or substantially all, of the assets of AHD by an Acquiring Company (a "Triggering Event"). The provisions in Part II of this letter shall have no further force or applicability if there has been no Triggering Event on or before July 15, 2006.

The Incentive Package is as follows: (Please note that all capitalized terms used in this letter, which are not defined in this letter, are defined on the attached Exhibit A.)

I. Part I:

A. You will receive an increase in your salary by ten percent (10%), effective on the first day of the next pay cycle following the date of your acceptance of this offer. Your new salary will be $379,500. Your eligibility for (1) salary increases, (2) participation in the Executive Bonus Plan, and (3) all other benefits shall continue to be as set forth in your Employment Agreement with the Company, dated October 22, 2001, as amended from time to time (your "Employment Agreement"), and shall be consistent with the Company's policies and procedures.

B. You will receive an accelerated long-term incentive award in the form of Restricted Stock under the Company's 2003 Omnibus Incentive Compensation Plan (the "Omnibus Plan") consisting of 33,525 shares of the Company's Class A Common Stock. As you may know, restricted stock is stock that the Company holds for you, pending the satisfaction of set restrictions. When the stock is no longer restricted, it will be "released" to you for your retention, sale, or other disposition at your full discretion subject only to restrictions on your sale of the stock imposed by law and the Company's normal stock sale "black-out" provisions applicable generally to senior executives. You will be responsible for any tax expenses or sales costs associated with this award or the sale of the related Company stock.

This award of restricted stock shall have such restrictions, and shall be subject to such terms, as shall be set forth in the Restricted Stock Award Agreement you will receive at the time of the actual grant. This Restricted Stock Award Agreement shall include provisions providing for vesting of such restricted stock in accordance with the following schedule:

1. 25% vests on the one-year anniversary of the date of this letter;

2. 25% vests on the two-year anniversary of the date of this letter; and

3. the final 50% vests on the three-year anniversary of the date of this letter.

The Restricted Stock Agreement will also contain certain events or conditions that will cause your rights to all non-vested shares to lapse, including the termination of your employment for any reason (prior to the occurrence of a Triggering Event).

The Company anticipates making such grant of restricted stock to you on or about August 15, 2003, following registration procedures with the Securities and Exchange Commission. As a result of this award, you will not be eligible for any additional long-term incentive awards under the Omnibus Plan through July 15, 2006.

II. Part II:

A. While a Triggering Event is not anticipated by the Company, should a Triggering Event occur, you shall become one hundred percent (100%) vested in the restricted stock granted to you in Part I of this letter, notwithstanding the vesting schedule set forth therein.

B. Furthermore, upon the occurrence of a Triggering Event, if: (x) concurrently with or within the six (6) months following the Triggering Event you experience either an Involuntary Termination of Employment or a Constructive Termination of Employment, and (y) you satisfy the conditions set forth in Section 3.1 of the Alpharma Inc. Change in Control Plan attached hereto as Exhibit B (the "Change in Control Plan"), then you shall be entitled to benefits identical to those to which you would be entitled to in the Change in Control Plan, upon all of the terms and conditions set forth in such plan as in effect on the date hereof except to the extent modified in this Section B, as though a Triggering Event were a "Change in Control" under such plan. Modifications to such benefits (in addition to the shortened six (6) month eligibility period) are as set forth below:

1. With respect to the insurance benefits set forth in Section 5.1 of the Change in Control Plan, and to the extent permissible under the Company's insurance policies, the benefits to which you shall be entitled shall be those in effect in the Company on the first day of your "Benefit Continuation Period" (as such term is defined in the Change in Control Plan).

2. You will be eligible to receive outplacement support in accordance with the Company's policy as in effect on the first day of the Benefit Continuation Period.

3. All references to "Termination Date" in the Change in Control Plan shall mean the date on which your active employment with the Company or the Acquiring Company (if you become employed by the Acquiring Company upon a Triggering Event) terminates as a result of an Involuntary Termination of Employment or a Constructive Termination of Employment.

4. Any benefits that you receive from the Company provided for herein shall be reduced by an amount equal to any benefits that you may receive from an Acquiring Company in connection with a termination therefrom, including without limitation severance payments and insurance coverage.

C. Except as specifically set forth in this letter, no other benefits shall be provided to you upon or after the occurrence of a Triggering Event, including benefits set forth in the Alpharma Inc. Severance Plan and your Employment Agreement.

This letter is not an offer or promise of continuing employment by AHD or the Company. The Company shall have no responsibility or liability for your employment by an Acquiring Company other than with respect to payments due pursuant to the terms of this letter during a Benefit Continuation Period.

This letter constitutes the entire agreement between you, AHD and the Company with respect to the subject matter hereof and no previous or contemporaneous oral or written commitment or statements shall alter or add to the terms of this letter. Any modification of this letter after the date hereof must be in writing executed by you and an authorized officer of the Company.

I believe that the Incentive Package set forth above clearly reflects your value to this organization and provides you with enhanced financial benefits regardless of the Company's strategy for AHD.

As I know you will agree, it is important for you to handle the details of this letter confidentially. Therefore, I ask that you acknowledge that, by countersigning this letter and accepting this Incentive Package, you are agreeing to maintain a strict level of confidence regarding all Confidential Information. By countersigning this letter, you agree that, unless you first secure the written consent of an officer of the Company, you shall not disclose or use at any time, either during or after employment by the Company, any Confidential Information except to the extent that you are required to disclose or use such Confidential Information by law or in the performance of your assigned duties for the Company. This obligation is in addition to the confidentiality agreement that you have previously executed as an employee of AHD and the general obligation of confidentiality existing under the law.

Please indicate your acknowledgement of this letter, and your acceptance of the Incentive Package, by countersigning this letter where indicated below and returning one copy to me.

Sincerely,

/s/ Ingrid Wiik_________
Ingrid Wiik
Chief Executive Officer
Alpharma Inc.

I, Carol A. Wrenn, acknowledge and agree to the terms and conditions of this letter, and I intend to be legally bound hereby.

/s/ Carol A. Wrenn___________ Dated: July 25, 2003
Signature

Exhibit A

Definitions

The following words shall have the following definitions for purposes of the letter to which this Exhibit is attached:

  "Acquiring Company" shall mean any person, entity or "group" (excluding any Subsidiary) that acquires all or substantially all of the assets of AHD in a transaction that is not also a "Change in Control" of the Company under the Company's Change in Control Plan.

2. The "Committee" shall mean the committee appointed by the Chief Executive Officer of the Company to administer this letter, which shall consist of three (3) employees: the Executive Vice President, Human Resources, who shall act as chairman, and two other executive officers of the Company.

3. "Confidential Information" shall mean all information (whether or not specifically labeled or identified as confidential) in any form or medium, that is disclosed to or developed or learned by you in the performance of your duties for the Company, including the details of this Incentive Package.

4. "Constructive Termination of Employment" shall have the definition set forth for such term in the Change in Control Plan. The Committee shall have complete discretion to determine whether a Constructive Termination of Employment has occurred.

5. "Executive Bonus Plan" shall mean The Alpharma Inc. Executive Bonus Plan (effective January 1, 2002), as amended from time to time, or such other bonus plan setting forth your annual awards of cash bonuses.

6. "Involuntary Termination of Employment" shall have the definition set forth for such term in the Change in Control Plan (and shall also include a Termination of Employment that was initiated by the Acquiring Company other than a Termination for Cause).

7. "Subsidiary" shall mean any corporation, joint venture or other entity in which the Company owns, either directly or indirectly, voting stock or other units of ownership pursuant to which said corporation, joint venture or other entity is, or will be, included in the financial statements of the Company, whether by the equity method or otherwise.

8. "Termination for Cause" shall have the definition set forth for such term in the Change in Control Plan.

9. "Termination of Employment" shall have the definition set forth for such term in the Change in Control Plan.

Exhibit B

See Attached Change in Control Plan